Exhibit 5.1

Ardagh Metal Packaging S.A.
Société anonyme
56, rue Charles Martel
L-2134 Luxembourg
Grand Duchy of Luxembourg

(the “Addressee” and “Company”)

Luxembourg, 1 September 2021

O/Ref.:	KPA/CIB/LFL
Re:	Berlin - Legal Opinion - Form F-4 Registration Statement (Exchange Offer)

Ladies and Gentlemen,

1.         We have acted as Luxembourg counsel to the Company, a société anonyme incorporated under the laws of Luxembourg with registered office at 56, rue Charles Martel, L-2134 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés in Luxembourg (the “RCS”) under number B 251.465, in connection with the registration statement on Form F-4 to be filed on 1 September 2021 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of up to 46,680,340 shares with a nominal value of EUR 0.01 each of the Company (the “Exchange Offer Shares”) which represent certain of the 493,763,520 currently issued shares of the Company held by Ardagh Group S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg with registered office at 56, rue Charles Martel, L-2134 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 160.804 (“AGSA”) (all such currently issued shares collectively, the “AMPSA Shares”), Exchange Offer Shares to be offered to shareholders of Class A common shares of AGSA (the “AGSA Shares”), in exchange for all outstanding AGSA Shares pursuant to the Registration Statement.

2.	For the purpose of this opinion, we have reviewed the following documents:

2.1	an e-mailed copy of the Registration Statement dated 1 September 2021;

2.2	an e-mailed copy of the deed of incorporation of the Company dated 20 January 2021 including the articles of incorporation of the Company (the “Initial Articles”);

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577 2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

2.3	an email scanned copy of the Company's consolidated articles of association (statuts) dated 4 August 2021 (the “Consolidated Articles”);

2.4	an e-mailed copy of an executed version of the extract of the resolutions of the board of directors of the Company (the “Board of Directors”) held on 22 February 2021 and dated 18 March 2021 approving inter alia the issuance of certain AMPSA Shares (the “Extract of the Resolutions”);

2.5	e-mailed copies of the executed versions of two decisions by the delegate of the Board of Directors taken on 1 April 2021 regarding the issuance of certain AMPSA Shares to AGSA (the “AGSA Shares Delegate Decisions”);

2.6	an e-mailed copy of the notarial deed of the Company dated 1 April 2021 recording inter alia the issuance of certain AMPSA Shares pursuant to the AGSA Shares Delegate Decisions (the “Deed of Record I”);

2.7	an e-mailed copy of the notarial deed of the extraordinary sole shareholder’s decision on the Company dated 8 July 2021 (the “EGM I”) amending and restating the articles of association of the Company (the “Intermediate Articles”);

2.8	an e-mailed copy of an executed version of the minutes of the extraordinary general meeting of the shareholders of the Company dated 4 August 2021 approving certain cash contributions to the freely distributable account (number 115) of the Company (the “EGM II” and together with the EGM I, the “EGMs”);

2.9	an e-mailed copy of an executed version of the decision by the delegate of the Board of Directors taken on 2 August 2021 regarding the issuance of certain AMPSA Shares (the “First Delegate Decision”);

2.10	an e-mailed copy of an executed version of the decision by the delegate of the Board of Directors taken on 4 August 2021 regarding the issuance of certain AMPSA Shares (the “Second Delegate Decision” and together with the First Delegate Decision and the AGSA Shares Delegate Decisions, the “Delegate Decisions”);

2.11	the notarial deed of record recording the issuance of certain AMPSA Shares issued pursuant to the First Delegate Decision and the Second Delegate Decision (the “Deed of Record II” and together with the Deed of Record I, the “Deeds of Record”);

2.12	a copy of the folio of the (Luxembourg) register of registered shares of the Company relating to AGSA with the last inscription dated 4 August 2021 and showing the issue of the AMPSA Shares (the “Register Folio”);

2.13	an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 1 September 2021 (the “RCS Certificate”) certifying that as of 31 August 2021 no Luxembourg court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) have been filed with the RCS in respect of the Company; and

2.14	an electronic excerpt issued by the RCS in relation to the Company dated 1 September 2021 (the “Excerpt”).

The documents listed under paragraphs 2.1 through 2.14 are hereinafter referred to as the “Documents”.

Except for the Documents, we have not, for the purposes of this opinion, examined any other document even if referred to or annexed as schedules or exhibits to the Documents and entered into by or affecting the Company.

3.            We made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 1 September 2021 from 10 a.m. (CET) to 10:05 a.m. (CET) as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we also made an enquiry in relation to the Company on the website of the RCS on 1 September 2021 from 10 a.m. (CET) to 10:05 a.m. (CET) as to whether a faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation) or any similar Fileable Foreign Proceedings, or a decision appointing an administrateur provisoire (interim administrator) had been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Search, no court ruling declaring the Company subject to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation), or appointing an administrateur provisoire (interim administrator), and no similar Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. The Searches are subject to disclaimers on the relevant websites and do not reveal whether any such court ruling has been rendered, any such proceedings or Fileable Foreign Proceedings commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation), and the results of the Searches set out in this paragraph are qualified accordingly.

We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above.

4.           The present opinion relates only to the laws of Luxembourg as they are in force and are construed at the date hereof in prevailing published court precedents. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation on any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the Documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination.

5.            For the purpose of rendering this opinion, we have assumed and have not verified independently:

(i)	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

(ii)	that copy documents or the forms of documents provided to us are true copies of, or in the final form of, the originals;

(iii)	the legal capacity and legal right under all relevant laws and regulations of all individuals signing any documents or who give information on which we rely;

(iv)	that the Excerpt and the Certificate are correct, complete and up-to-date;

(v)	that the Extract of the Resolutions is a true record of the proceedings described therein, that the Extract of the Resolutions accurately reflects the resolutions of the Board of Directors of the Company validly approved at a quorate meeting which has been duly convened and remains in full force and effect without modification;

(vi)	that the EGMs reflect resolutions of the shareholders of the Company that have been duly passed, are accurate, complete, have not been amended or rescinded and are in full force and effect;

(vii)	that the Delegate Decisions are true records of the proceedings described therein and that the resolutions and confirmations set out in the Delegate Decisions were validly passed and remain in full force and effect without modification;

(viii)	that the Deeds of Record are up-to-date, accurate, complete, have not been amended or rescinded and are in full force and effect;

(ix)	that the Initial Articles (until their replacement by the intermediate Articles) and the Intermediate Articles (until their replacement by the Consolidated Articles) and the Consolidated Articles are complete and accurate and have not been amended or rescinded ad are in full force and effect;

(x)	that the Register Folio is complete, accurate and up to date;

(xi)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion. Specifically, we have made no independent investigation of the laws of the State of Delaware or the State of New York; and

(xii)	that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg.

6.            Based on the Documents and subject to the above as well as the reservations set out below and to any matters or documents not disclosed to us, we are of the following opinion:

6.1	The Company is a public limited liability company (société anonyme) incorporated and existing under the laws of Luxembourg. The Consolidated Articles currently provide for an unlimited duration.

6.2.	The Exchange Offer Shares have been validly issued and are fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of the Exchange Offer Shares).

7.            This opinion is subject to the following qualifications:

7.1.	The opinions stated herein are subject to all limitations resulting from any laws from time to time in effect relating to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation, suretyship and all other similar laws affecting creditors’ rights generally.

7.2.	Our opinion as to the existence of the Company is based solely on the Searches, the Consolidated Articles, the Excerpt and the Certificate.

7.3.	The corporate or other documents (including, but not limited to, the notice of a bankruptcy or liquidation ruling or a dissolution resolution, the notice of the appointment of an insolvency receiver or liquidator or other similar officer) of or with respect to the Company may not be held at the RCS immediately and there may be a delay in the relevant document appearing on the file of the Company.

7.4.	Other than expressly opined on herein (and subject to the assumptions and reservations herein), we express no opinion on the accuracy of, nor whether any party has complied with, any representations, warranty, covenant or undertakings made by or concerning any party to the Documents save and insofar as the matters warranted are the subject matter of specific opinions herein.

7.5.	Other than expressly opined on herein (and subject to the assumptions and reservations herein), we express no opinion on the validity or enforceability against all relevant parties of the Registration Statement in accordance with their respective terms under all relevant laws.

7.6.	We express no opinion on taxation, accounting or regulatory matters.

7.7.	We express no opinion on any documents referred to in the Registration Statement, but not specifically examined by us.

7.8.	The admissibility in evidence of the Registration Statement before a Luxembourg court or another Luxembourg public authority (autorité constituée) may require a complete or partial translation of the Registration Statement into French or German.

8.          This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above. This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

9.            It is understood that this opinion is to be used solely in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose without our prior written consent.

10.         We hereby consent to the filing of this opinion as Exhibit 5.1 to the report on Form F-4 filed by the Company and incorporated by reference into the Registration Statement and to the use of our name in the Registration Statement under the heading "Legal Matters", as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission referred to thereunder.

Yours sincerely,

ELVINGER HOSS PRUSSEN
société anonyme

/s/ Karl Pardaens
Karl Pardaens
Partner